Exhibit 99(a)

Vistra Energy Announces Agreement to Acquire

1,054 MW CCGT Plant in Odessa, Texas

DALLAS – July 6, 2017 – Vistra Energy (NYSE: VST), the parent company for TXU Energy and Luminant, announced today it has entered into a definitive agreement to acquire a 1,054 MW combined cycle, combustion turbine power plant located in Odessa, Texas (the “Odessa plant”) from a subsidiary of Koch Ag & Energy Solutions, LLC.

Curt Morgan, Vistra Energy’s chief executive officer, remarked, “The Odessa plant is an efficient, well-maintained asset that will provide critical flexible generation capabilities to Luminant’s ERCOT portfolio.”

Morgan added, “Perhaps even more important, the Odessa plant brings geographic diversity to the Luminant fleet, as it is ideally situated in West Texas to capture the current natural gas price advantage in the Permian Basin. We expect this price advantage to continue for the next several years until adequate pipeline infrastructure is constructed to transport the large volumes of associated gas out of the region.”

“Moreover, this transaction is consistent with Vistra Energy’s strategy to opportunistically acquire more efficient and flexible gas-fired generation and renewable generation to support our retail business,” Morgan said. “By purchasing this asset at what we estimate to be a nearly 60 percent discount to new construction cost, and with a near-term fuel cost advantage, we believe the acquisition will provide incremental value to our shareholders in the years to come.”

Transaction Highlights

•	$350 million purchase price (~$332 per installed kilowatt of 1,054 MW) plus a spark spread-based earn-out payable only if market conditions meaningfully improve

•	Asset purchase funded with cash on hand

•	Access to deeply discounted gas supply from the Permian Basin, which we believe will be sufficient to materially improve the economics of the Odessa plant and other existing West Texas power plants, although still insufficient to support new build CCGT in the region

•	Future gas supply optionality via access to three different gas pipelines

•	Hedging efficiencies with generation matched against TXU Energy’s load position in the ERCOT West Zone

Vistra Energy – Press Release

July 6, 2017, Page 2

Odessa Plant Statistics and Other Key Factors

•	Located in Odessa, Texas in the ERCOT West Zone

•	1,054 MW installed capacity

•	Full load heat rate of 7.1 MMBtu/MWh

•	Opportunity to conduct routine replacement of parts in gas turbines during scheduled outages in 2019 and 2020 that, consistent with the vendor’s expectations for the replacement parts, could result in a decrease in the frequency of scheduled routine maintenance, heat rate improvement from 7.1 to 6.9 MMBtu/MWh, the ability to operate at original nameplate capacity of 1,150 MW, and a reduction in the plant’s NOx emissions/MWh

•	Commercial operation date of August 2001

Pending the receipt of all necessary government approvals and the fulfillment of all other customary closing conditions, Vistra Energy anticipates the transaction will close in the third quarter of 2017.

Media

Allan Koenig

214-875-8004

Media.Relations@vistraenergy.com

Analysts

Molly Sorg

214-812-0046

Investor@vistraenergy.com

About Vistra Energy

Vistra Energy is a premier Texas-based energy company focused on the competitive energy and power generation markets through operation as the largest retailer of electricity and generator in the growing Texas market. Our integrated portfolio of competitive businesses consists primarily of TXU Energy and Luminant. TXU Energy sells retail electricity and value-added services (primarily through our market-leading TXU Energy™ brand) to approximately 1.7 million residential and business customers in Texas. Luminant generates and sells electricity and related products from our diverse fleet of generation facilities totaling approximately 17,000 MW of generation in Texas, including 2,300 MW fueled by nuclear power, 8,000 MW fueled by coal, and 6,000 MW fueled by natural gas, and is a large purchaser of renewable power including wind and solar-generated electricity. The company is currently developing the largest solar facility in Texas by capacity.

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements, which are subject to risks and uncertainties. All statements, other than statements of historical facts, are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words or other comparable words of a future or forward-looking nature. Readers are cautioned not to place undue reliance on forward-looking statements. Although Vistra Energy believes that in making any such forward-looking statement, Vistra Energy’s expectations are based on reasonable assumptions, any such forward-looking statement involves uncertainties and risks that could cause results to differ materially from those projected in or implied by any such forward-looking statement, including the uncertainties and risks discussed in the sections entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in Vistra Energy’s prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act on May 9, 2017, as well the following risks and uncertainties: the ability of the parties to obtain all applicable governmental approvals and third party consents required to be obtained in connection with the Odessa transaction, fluctuations in gas prices (particularly in the Permian Basin) and ERCOT power prices, and the ability of Vistra Energy to successfully implement any operational or other improvements to the Odessa facility, including those contemplated herein.

Any forward-looking statement speaks only at the date on which it is made, and except as may be required by law, Vistra Energy undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible to predict all of them; nor can Vistra Energy assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.